Exhibit E

COOPERATION AGREEMENT

This COOPERATION AGREEMENT (this “Agreement”), dated as of ____, 2022 (this “Agreement”), by and among Peak Asia Investment Holdings V Limited, a company incorporated under the laws of the British Virgin Islands (“ADV”), Beacon Technology Investment Holdings Limited, a company incorporated under the laws of Hong Kong (“Beacon”), Hainan Oriental Jiechuang Investment Partnership (Limited Partnership), a company incorporated under the laws of People’s Republic of China (“Jiechuang”) , Australia Wanda International Company Limited, a company incorporated under the laws of Hong Kong (“Wanda”, together with Jiechuang, the “Investors”) and Aesthetic Medical International Holdings Group Limited (the “Company”), Zhou Pengwu (周鹏武) (“Dr. Zhou”) and Ding Wenting (丁文婷) (together with Dr. Zhou, the “Founders”).

RECITALS

WHEREAS, ADV owns 14,514,381 ordinary shares, par value $0.001 per share, of the Company (“Ordinary Shares”) and 354,193 American Depository Shares (“ADS”) representing 1,062,579 Ordinary Shares (such ordinary shares, the “Owned Shares”, together with any other voting securities of the Company of which ADV acquires record or beneficial ownership after the date hereof, including, without limitation, by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, the “Covered Shares”);

WHEREAS, on September 15, 2020, (i) ADV, the Company and Beacon entered into a Convertible Note Purchase Agreement; and (ii) ADV, the Company, Zhou Pengwu and Ding Wenting entered into an Exit Payments Agreement (the “Exit Payments Agreement”);

WHEREAS, pursuant to the Convertible Note Purchase Agreement, on September 17, 2020, (i) the Company issued a Convertible Note (the “Note”) in the amount of US$5,000,000 to ADV; (ii) the Company and ADV executed a Deed of Share Charge whereby the Company charged 5,100 shares (representing 51% of its issued and outstanding shares) of Dragon Jade Holdings Limited (“Dragon Jade”) to ADV; (iii) Dragon Jade and ADV executed a Deed of Share Charge whereby Dragon Jade charged 5,100 shares (representing 51% of its issued and outstanding shares) of Peng Oi Investment (Hong Kong) Holdings Limited (“Peng Oi”) to ADV; and (iv) Peng Oi, Peng Yi Da Business Consulting Co., Ltd. (“Peng Yi Da”) and Beacon entered into an Equity Interest Pledge Agreement whereby Peng Oi pledged 51% of the equity interest in Peng Yi Da in favor of Beacon (collectively with the share charge of shares of Dragon Jade and the share charge of shares of Peng Oi, the “Share Pledges”);

WHEREAS, concurrently herewith, (i) the Company and Jiechuang are entering into a Subscription Agreement (the “Jiechuang Agreement”), (ii) the Company, Wanda and certain other parties thereto are entering into a Share Purchase Agreement (the “Wanda Agreement”) and (iii) the Company, Wanda, Jiechuang, ADV and certain other parties thereto are entering into a Shareholders Agreement (the “Shareholders Agreement”, together with the Jiechuang Agreement and the Wanda Agreement, the “Transaction Agreements”, and the transactions contemplated thereby, the “Proposed Transactions”, which for the avoidance of doubt, shall include but not limited to the subscription of 36,402,570 Ordinary Shares by Jiechuang or its designated affiliate, the purchase of 21,321,962 Ordinary Shares by Wanda from certain sellers controlled by the Founders, and the grant of warrant to an affiliate of Dr. Zhou Pengwu and the grant of warrant to Wanda pursuant to the Shareholders Agreement); and

WHEREAS, ADV and Beacon acknowledge that the execution of this Agreement is a condition of the Investors entering into the Proposed Transactions and the Transaction Agreements. It is acknowledged that the execution by Jiechuang, Wanda and the Company of the Transaction Agreements to which they are a party is a condition of ADV and Beacon entering into the transactions contemplated herein and this Agreement.

WHEREAS, concurrently with the execution of this Agreement, Jiechuang, Wanda, the Company and certain other parties have entered into the Transaction Agreements, except that the Shareholders Agreement will become effective upon the closing of all Proposed Transactions (the “Closing”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

1.            Agreement to Vote. From the date hereof until the Closing, ADV agrees with the Investors that it shall at any meeting of the shareholders of the Company (whether annual or extraordinary and whether or not an adjourned or postponed meeting), however called, or in connection with any written consent of shareholders of the Company, (a) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and respond to each request by the Company for written consent, if any and (b) vote (or consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect to), all Covered Shares (i) in favor of the Proposed Transactions, the adoption of the Transaction Agreements and any other matters necessary for consummation of the Proposed Transactions, and (ii) against (A) any proposal or transaction that competes with Proposed Transactions, and (B) any other action that would impede, interfere with, delay, postpone or adversely affect the Proposed Transactions.

2.            No Inconsistent Agreements. ADV hereby represents, covenants and agrees with the Investors that, except as contemplated by this Agreement, ADV has not granted, and shall not grant at any time prior to the Closing, a proxy or power of attorney with respect to any Covered Shares which is inconsistent with ADV’s obligations pursuant to this Agreement.

3.            Conversion. Notwithstanding anything else to the contrary contained in the Note, upon the Closing, ADV shall, subject to the Requisite Approvals being obtained and continuing in force, convert the outstanding Principal Amount (as defined therein) and the Conversion Catch-up Amount (as defined therein), at a conversion price that is equal to the USD Equivalent (as of Closing) of RMB4.203 per Ordinary Share. The Parties agree and acknowledge that upon the completion of such conversion, each of ADV and the Company shall be released from any and all claims, obligations and liabilities arising from or relating to the Note (other than any rights that will have accrued to the benefit of a party on or prior to the conversion date). In furtherance of the foregoing, ADV shall deliver a Conversion Notice as attached in Exhibit A at the Closing, which shall constitute its irrevocable exercise of the conversion right under the Note, subject to Closing having taken place.

For the purposes of this Agreement, “USD Equivalent” means, with respect to a particular date, the amount of USD calculated based on the central parity rate of RMB against USD announced by the People’s Bank of China one day prior to the such date (it being understood that if such date is not a business day, the business day immediately before such date).

4.            Share Pledges. ADV and Beacon shall, without further consideration, cooperate with the Investors and take all actions to release, or cause to be released, the Share Pledges on and subject to Closing and the issuance of Ordinary Shares pursuant to the ADV’s exercise of its conversion right under the Note. Three (3) days prior to the Closing, ADV and Beacon shall execute, deliver and file all filled, pre-signed or otherwise required agreements, certificates, instruments, letters or any other documents to effect the release of the Share Pledges, for Company’s legal counsel to hold in escrow until being simultaneously released upon the issuance of Ordinary Shares pursuant to the ADV’s exercise of its conversion right under the Note and Section 3 herein. In the event this Agreement is terminated, the Company shall procure that all documents held in escrow pursuant to the foregoing sentence shall be immediately returned to ADV.

5.            Amendment of Exit Payments Agreement.

(a)           Upon the Closing, and subject to the Requisite Approvals being obtained and continuing in force, the Company, the Founders and ADV agree that:

(i)            the definition of “Payment Date” under the Exit Payments Agreement shall deemed to be amended so that “Payment Date” shall mean 15 December 2024;

(ii)           the condition in paragraph 2.1(a) of the Exit Payments Agreement shall be deemed to have been satisfied; and

(iii)          the maximum amount payable as Exit Payment under paragraph 2.1(i) of the Exit Payments Agreement shall be US$2,700,000, and the maximum amount payable as Exit Payment under paragraph 2.1(ii) of the Exit Payments Agreement shall be US$1,350,000; in connection therewith, the Company, the Founders and ADV acknowledge and agree that the amounts payable by the Company pursuant to paragraph 2 of the Exit Payments Agreement have been negotiated in good faith between such parties, and such amounts are a genuine pre-estimate of losses that ADV will incur should the number of Qualified Exit Shares (as defined in the Exit Payments Agreement) be below the corresponding number of ADS as set out in paragraph 2.1 of the Exit Payments Agreement (as amended).

(b)            Except as amended pursuant to this Section 5, the Exit Payments Agreement shall continue in full force and effect.

(c)            Subject to the Closing being completed, in consideration of ADV agreeing to enter into this Agreement, the Investors agree to procure compliance by the Company of its obligations under the Exit Payments Agreement.

6.            Warrant; Requisite Approvals

(a)           The Company shall execute and deliver to ADV the warrant for the purchase of shares of the Company as attached in Exhibit B to ADV on the date of this Agreement (such warrant, the “Warrant”). The Warrant shall be effective on and from Closing and shall be exercisable into Ordinary Shares of the Company in accordance with the terms thereof (such Ordinary Shares, the “Warrant Shares”). The warrant exercise price shall be equal to the USD Equivalent (as of Closing) of RMB4.67 per Ordinary Share and may be settled, subject to the terms and conditions of Warrant, by way of cashless settlement and/or set-off against the Exit Payment. The Warrant shall contain customary registration rights and the Warrant Shares shall be freely transferable on the exercise of the Warrant.

(b)           Notwithstanding anything else to the contrary contained herein or in the Exit Payment Agreement, upon the exercise of the Warrant by way of set-off against the Exit Payment, the Exit Payments Agreement shall immediately terminate with no further force and effect and for the avoidance of doubt, the Exit Payment shall be deemed to have been satisfied, and ADV, the Company and the Founders shall be released from any and all claims, obligations and liabilities arising from or relating to the Exit Payments Agreement.

(c)           The Company shall procure that all necessary consents, approvals and authorizations of any nature whatsoever required (including any board and shareholder approval of the Company) in connection with the transactions contemplated under Sections 3, 5 and 6, as applicable (“Requisite Approvals”) are obtained on or prior to Closing.

7.            Representations and Warranties of the Investors. Each Investor jointly and severally represents and warrants to each other party hereto as follows:

(a)           It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Its execution, delivery and performance of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized and no other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by each other party hereto, constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Except for the applicable filing or approval requirements of the Exchange Act, China Securities Regulatory Commission and relevant stock exchanges, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of such party for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and (ii) neither its execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof shall (A) conflict with or violate, any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on its property or asset pursuant to, any contract to which it is a party or by which it or any of its property or asset is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets.

(c)           There is no action, suit, investigation, complaint or other proceeding pending against it or, to the its knowledge, threatened against it or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by each other party hereto of its rights under this Agreement or the performance by any party of its obligations under this Agreement.

8.            Representations and Warranties of Company. The Company represents and warrants to each other party hereto as follows:

(a)           It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and the Warrant and to perform its obligations hereunder and thereunder. Its execution, delivery and performance of this Agreement and the Warrant, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereunder have been duly and validly authorized and no other actions or proceedings on its part are necessary to authorize the execution and delivery of this Agreement and the Warrant, the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby. This Agreement and the Warrant has been duly and validly executed and delivered by it and, assuming due authorization, execution and delivery by each other party hereto, constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Except for the applicable filing or approval requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of such party for the execution, delivery and performance of this Agreement or the Warrant or the consummation of the transactions contemplated hereby and (ii) neither its execution, delivery or performance of this Agreement or the Warrant, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with any of the provisions hereof or thereof shall (A) conflict with or violate, any provision of its organizational documents, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on its property or asset pursuant to, any contract to which it is a party or by which it or any of its property or asset is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it or any of its properties or assets.

(c)           There is no action, suit, investigation, complaint or other proceeding pending against it or, to the its knowledge, threatened against it or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by each other party hereto of its rights under this Agreement or the Warrant or the performance by any party of its obligations under this Agreement or the Warrant.

(d)           Upon issuance of the Warrant, the Warrant will be duly and validly issued. On the date of issuance of the Warrant, the Warrant Shares issuable upon exercise of the Warrant shall have been reserved for issuance. Upon issuance of the Warrant Shares in accordance with, and payment pursuant to terms of the Warrant, the Warrant Shares will be duly and validly issued, fully paid and nonassessable, and the holder of the Warrant will have good title to the Warrant Shares, free and clear of all liens, claims and encumbrances of any kind, other than transfer restrictions under federal and state securities laws.

9.            Representations and Warranties of the Founders. Each Founder severally represents and warrants to each other party hereto as follows:

(a)           He or she has the legal capacity, power and authority to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by such party and, assuming due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(b)           Except for the applicable filing or approval requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of such party for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by such party nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof shall (A) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of such party pursuant to, any contract to which such party is a party or by which such party or any property or asset of such party is bound or affected or (B) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such party or any of such party’s properties or assets.

(c)           There is no action, suit, investigation, complaint or other proceeding pending against such party or, to the knowledge of such party, threatened against such party or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by any other party hereto of its rights under this Agreement or the performance by any party of its obligations under this Agreement

10.            Representations and Warranties of ADV and Beacon. ADV and Beacon hereby jointly represent and warrant to the Investors as follows:

(a)           ADV is the beneficial owner of the Covered Shares. ADV has sole voting power, sole power of disposition, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Covered Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. As of the date hereof, other than the Owned Shares and the Warrant (and the underlying shares issuable thereunder), ADV does not own beneficially or of record any (i) shares or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares or voting securities of the Company other than those in the Recitals herein or (iii) options or other rights to acquire from the Company any shares, voting securities or securities convertible into or exchangeable for shares or voting securities of the Company.

(b)           Each of ADV and Beacon is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by ADV or Beacon, the performance of their obligations hereunder and the consummation of the transactions contemplated hereby by ADV or Beacon have been duly and validly authorized and no other actions or proceedings on the part of ADV or Beacon are necessary to authorize the execution and delivery of this Agreement, the performance of its obligations hereunder or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ADV and Beacon and, assuming due authorization, execution and delivery by the Company and the Investors, constitutes a legal, valid and binding obligation of ADV and Beacon, enforceable against ADV and Beacon in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)           Except for the applicable filing requirements of the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any governmental authority is necessary on the part of ADV or Beacon for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby and (ii) neither the execution, delivery or performance of this Agreement by ADV or Beacon nor the consummation of the transactions contemplated hereby nor compliance with any of the provisions hereof shall (A) conflict with or violate, any provision of the organizational documents of ADV or Beacon, (B) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on such property or asset of ADV or Beacon pursuant to, any contract to which ADV or Beacon is a party or by which ADV or Beacon or any property or asset of ADV or Beacon is bound or affected or (C) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ADV or Beacon or any of ADV’s or Beacon’s properties or assets.

(d)          There is no action, suit, investigation, complaint or other proceeding pending against ADV or Beacon or, to the knowledge of ADV and Beacon, threatened against ADV or Beacon or any other person, that restricts or prohibits (or, if successful, would restrict or prohibit) the exercise by the Investors of their rights under this Agreement or the performance by any party of its obligations under this Agreement.

11.           Certain Covenants of ADV. ADV hereby covenants and agrees with the Investors as follows, in each case except as otherwise approved in writing by the Investors:

(a)           Prior to the earlier of the Closing and the termination of this Agreement, ADV shall not, and shall not authorize or permit its affiliates or representatives, directly or indirectly, to:

(i)            solicit, initiate, endorse, encourage or facilitate the making by any person (other than the other parties to the Transaction Agreements) of any acquisition proposal;

(ii)           enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or otherwise cooperate in any way with, any acquisition proposal;

(iii)          execute or enter into any contract constituting or relating to any acquisition proposal, or approve or recommend or propose to approve or recommend any acquisition proposal or any contract constituting or relating to any acquisition proposal (or authorize or resolve to agree to do any of the foregoing actions);

(iv)          make, or in any manner participate in a “solicitation” (as such term is used in the rules of the Securities and Exchange Commission (the “SEC”)) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of the shares of the Company intending to facilitate any acquisition proposal or cause shareholders of the Company not to vote to approve the Proposed Transactions or any other transaction contemplated by the Transaction Agreement; or

(v)           exercise or enforce its rights as a creditor or any right under any agreement or instrument (including the Convertible Note Purchase Agreement, the Exit Payments Agreement, the Note and the Share Pledges) against the Company so as to impede, interfere with, delay, postpone or adversely affect the Proposed Transactions; provided always that, ADV may continue to exercise its rights as a shareholder such as voting rights and rights to dividends, provided further that this Section 11(a)(v) shall no longer apply on the occurrence of any Event of Default (as defined under the Note) and ADV acknowledges that it is not aware of any Event of Default as of the date hereof.

For the purposes of this Section 11(a), “acquisition proposal” means the acquisition that is similar to the transactions contemplated under the Transaction Agreements, or other acquisition of new shares or equity-linked securities of the Company.

(b)            ADV will immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any of the matters described in Section 11(a) above.

12.            Certain Covenants of Investor and Company. For so long as ADV beneficially owns no less than 10% of the Ordinary Shares of the Company, the Company and each Investor hereby covenants and agrees as follows, (A) with respect to the Investor, in each case except as otherwise approved in writing by ADV, such Investor shall not, and shall procure each of its nominee directors (except for the the independent director(s) nominated by Wanda pursuant to clause 2.2 of the Shareholders Agreement) of the Company shall not, propose or recommend or vote in favor of the following matters, and (B) with respect to the Company, in each case except as otherwise approved in writing by ADV, the Company shall not, propose or undertake any of the following matters:

(a)            the voluntary delisting of the Company from NASDAQ by the Company (excluding any involuntary delisting), except in connection with a bona fide privatization transaction, a sale transaction or any other transactions with a similar nature, provided that if the offeror is an Investor or any of its affiliates and such transaction contemplates a non-cash consideration, ADV and its affiliates shall have been offered such non-cash consideration and such offer shall be on terms no less favourable than any offer made to any shareholder of the Company in such transaction;

(b)            the approval of transactions between the Company or any of its subsidiaries on the one hand, and the Company’s or its subsidiaries’ connected persons on the other hand, provided that ADV’s prior written approval shall not be required for up to an aggregate of RMB30,000,000 in value of related party transactions in any given year where such related party transactions are on arm’s length basis and/or on market terms comparable with similar transactions; and/or

(c)            the issuance of any new securities of the Company at a price below US$2.20 per ADS (or such other price per ADS as may be appropriately adjusted for share splits, share dividends, combinations, recapitalizations and similar events), provided always ADV shall be entitled to notify the parties hereto in writing that this Section 12 shall no longer apply and on such notice, the parties agree that this Section 12 shall be automatically deemed to be deleted in its entirety.

For purposes hereof, “new securities” shall mean any equity securities of the Company issued after the date hereof, except for:

(i)            any equity securities of the Company issued pursuant to any equity incentive, purchase or participation plans for the benefit of any officers, directors, employees or consultants which are duly approved by the board and shareholders of the Company (as applicable);

(ii)            any equity securities of the Company issued in connection with any share split, share dividend, reclassification or other similar event; and

(iii)          any equity securities issued pursuant to the warrant granted to an affiliate of Dr. Zhou Pengwu (“Founder Warrant”) and the warrant granted to Wanda (“Wanda Warrant”) pursuant to the Shareholders Agreement, and the Warrant.

13.            Disclosure. ADV and Beacon hereby authorize the Investors and the Company to publish and disclose in any announcement or disclosure required by the SEC and in the Proxy Statement ADV’s and Beacon’s identity and ownership of the Covered Shares and the nature of ADV’s and Beacon’s obligations under this Agreement provided that prior to any such publication or disclosure, the Investors shall first obtain ADV and/or Beacon’s consent to such publication or disclosure, which consent shall not be unreasonably withheld, conditioned or delayed.

14.            Further Assurances. From time to time, the parties to this Agreement shall take further actions as may reasonably be deemed by each other party to be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement and the Proposed Transactions.

15.            Amendment and Modification.

(a)            This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party and otherwise as expressly set forth herein.

(b)            No provision of any Transcation Agreement, Wanda Warrant or Founder Warrant shall be amended, modified, waived, or terminated without the prior written consent of ADV if such amendment, modification, waiver or termination would result in an adverse effect on the rights or obligations of ADV prior to such action.

16.            Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

17.            Notices. Each notice, demand or other communication given or made under this Agreement shall be in writing in English and delivered or sent to the relevant party at its address, fax number or email address set out below (or such other address, fax number or email address as the addressee has by five days’ prior written notice specified to the other parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by air mail. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch; and (d) if given or made by email, at the time of transmission. The initial address, email address and facsimile for each party for the purposes of this Agreement are:

if to ADV or Beacon:

c/o ADV Partners Management Pte Ltd
Address: 5 Shenton Way, #13-03 UIC Building, Singapore 068808
Fax: +65 6235 0325
Attn: ADV Operations (Project Cixi)
Email: operations@advpartners.com

if to the Company:

Address: Room 1202, Building B, Zhihui Guangchang, 4068 Qiaoxiang Road, Nanshan District, Shenzhen, Guangdong Province, P.R.C. 518053
Telephone: +86 13928620496
Attn: Toby Guanhua Wu
Email : toby@pengai.com.cn

if to the Founders:

Address: Shenzhen Peng Ai Medical Aesthetic Hospital, No. 1122 Nanshan Avenue, Nanshan District, Shenzhen, Guangdong, P.R.C.
Attn: Zhou Pengwu
Email: zhoupengwu@pengai.com.cn

if to the Investors:

Address: 1601B, Humon Land Building, intersection of Qiaoxiang Road and Qiaocheng East Road, Futian District, Shenzhen, Guangdong, P.R.C.

Attn: Wu Binhua

18.            No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

19.            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of Hong Kong, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles.

20.            Dispute Resolution.

(a)           Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be settled by arbitration in Hong Kong under the Hong Kong International Arbitration Centre Administered Arbitration Rules (“HKIAC Rules”) in force when the Notice of Arbitration is submitted in accordance with the HKIAC Rules.

(b)           There shall be three (3) arbitrators appointed in accordance with the HKIAC Rules.

(c)           The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this section, including without limitation, the provisions concerning the appointment of the arbitrators, the provisions of this section shall prevail.

(d)           The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

(e)           The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(f)         Any party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(g)          During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

21.            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, delegated, transferred, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

22.            Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

23.            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

24.            Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25.            Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

26.            No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

27.            Termination. This Agreement shall come into effect from the date hereof, and each party may terminate this Agreement upon the earlier of the following: (a) if Closing does not occur by the Outside Date; and (b) any of the Transaction Agreements is terminated. For the purpose so this Section 27, “Outside Date” means (i) December 31, 2022; (ii) if all the conditions, other than the satisfaction of the PRC regulatory condition in respect of the Proposed Transaction (including approvals/registrations/filings required for outward foreign direct investment and antitrust approvals/filings), are satisfied or waived by December 31, 2022, March 31, 2023; or (iii) such other date as agreed between the parties to this Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Peak Asia Investment Holdings V Limited

Name:
Title:

Beacon Technology Investment Holdings Limited

Name:
Title:

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Hainan Oriental Jiechuang Investment Partnership (Limited Partnership) 海南东方捷创投资合伙企业（有限合伙）

Name:
Title:

Australia Wanda International Company Limited

Name:
Title:

[Signature Page to Cooperation Agreement]

IN WITNESS WHEREOF, the parties hereto have caused to be executed or executed this Agreement as of the date first written above.

Aesthetic Medical International Holdings Group Limited

Name:
Title:

Zhou Pengwu (周鹏武)

Ding Wenting (丁文婷)

[Signature Page to Cooperation Agreement]

Exhibit A

FORM OF CONVERSION NOTICE

[●], 2022

To:	Aesthetic Medical International Holdings Group Limited [Address]

Re:	Conversion Notice in relation to the Convertible Note of Aesthetic Medical International Holdings Group Limited dated as of September 17, 2020, as amended by the Cooperation Agreement dated [ ] (the “Note”), with an aggregate outstanding principal amount of US$5,000,000. Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Note.

Dear Sirs:

We, the Holder, hereby deliver this Conversion Notice pursuant to the Cooperation Agreement and hereby notify the Company of the exercise of the conversion right set forth in Section 4.1 of the Note to convert all of the outstanding principal amount of the Note at the applicable Conversion Price.

Aggregate outstanding Principal Amount to be converted: US$5,000,000.

Conversion Catch-up Amount with respect to the Principal Amount to be converted: Amount as will result in the Holder achieving an IRR in respect of the Principal Amount of 12.5%, compounded annually and calculated from September 17, 2020 up to the Closing (as defined in the Cooperation Agreement).

Total Amount to be Converted: US$5,000,000 plus Conversion Catch-up Amount.

Applicable Conversion Price: [●].

Total Ordinary Shares to be issued upon conversion: Total amount to be converted divided by applicable Conversion Price.

Date of Conversion: the Closing (as defined in the Cooperation Agreement).

Please kindly issue to us such number of Ordinary Shares issuable upon conversion of the Note in accordance with this Conversion Notice and the provisions of Section 4.1 of the Note to the following entity:

Name: Peak Asia Investment Holdings V Limited

Address: [●]

Exhibit A

Exhibit B

FORM OF WARRANT

Exhibit B

Exhibit B

THE WARRANTS HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THIS WARRANT MAY NOT BE EXERCISED IN THE UNITED STATES OR BY OR ON BEHALF OF, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON OR A PERSON IN THE UNITED STATES UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE U.S. SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.

WARRANT TO PURCHASE ORDINARY SHARES
OF
AESTHETIC MEDICAL INTERNATIONAL HOLDINGS GROUP LIMITED

This Warrant (the “Warrant”), dated as of _____________, 2022 (the “Effective Date”), is issued to Peak Asia Investment Holdings V Limited, a BVI business company incorporated and existing under the laws of the British Virgin Islands, or its registered permitted assigns (the “Holder”), by Aesthetic Medical International Holdings Group Limited, an exempted company with limited liability organized and existing under the laws of the Cayman Islands (the “Company”).

1.	Purchase of Shares.

The Company hereby grants the Holder the right to purchase from the Company at any time or from time to time after the Closing Date (as defined in Section 3) and until December 15, 2024, such number of Ordinary Shares (as defined in the Restated Articles) of the Company (the “Warrant Shares”) equal to US$2,700,000 divided by the Exercise Price, subject to adjustment and change as provided herein and the Fourth Amended and Restated Memorandum of Association of the Company, as amended and/or restated from time to time (the “Restated Articles”).

2.	Exercise Price.

The per share exercise price for the Warrant Shares (the “Exercise Price”) shall be the USD Equivalent (as of the Closing Date) of RMB4.67 per Ordinary Share, as adjusted from time to time as provided herein and the Restated Articles.

For the purposes of this Warrant, “USD Equivalent” means, with respect to a particular date, the amount of USD calculated based on the central parity rate of RMB against USD announced by the People’s Bank of China one day prior to such date (it being understood that if such date is not a business day, the business day immediately before such date).

3.	Exercise Period.

This Warrant shall be exercisable at any time after the closing of all Proposed Transactions (such date, the “Closing Date”) and until 6:00pm (Hong Kong time) on December 14, 2024 (inclusive).

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For the purposes of this Warrant, (a) “Proposed Transactions” has the meaning given to such term in the cooperation agreement dated as of the Effective Date between the Holder, Beacon Technology Investment Holdings Limited, Hainan Oriental Jiechuang Investment Partnership (Limited Partnership), Australia Wanda International Company Limited, the Company, Zhou Pengwu and Ding Wenting; (b) “Exit Payments Agreement” means the Exit Payments Agreement dated as of September 15, 2020 between the Holder, the Company, Zhou Pengwu and Ding Wenting, as such agreement may be amended and supplemented from time to time, (c) “Exit Payment” has the meaning given to such term in the Exit Payment Agreement. Capitalized terms not otherwise defined shall have the meanings ascribed to them in such agreement.

4.	Reservation of Shares; Non-Circumvention.

4.1              The Company shall at all times reserve and keep available for issuance and delivery upon exercise of this Warrant such number of Ordinary Shares, and for issuance and delivery upon conversion of the Warrant Shares, such number of Ordinary Shares of the Company. All such shares shall be duly authorized, and when issued upon such exercise or conversion, shall be validly issued, fully paid and non-assessable, free and clear of all liens, security interests, charges and other encumbrances or restrictions, other than those restrictions imposed by the Act or this Warrant or, the Restated Articles, or the shareholders agreement of the Company (as applicable).

4.2              The Company hereby covenants and agrees that the Company will not, by amendment of its constitutional documents, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all of the provisions of this Warrant.

5.	Method of Exercise.

5.1              While this Warrant remains outstanding and exercisable in accordance with Section 1 above, the Holder may at any time exercise in whole (but not in part) the purchase rights evidenced hereby with respect to the Warrant Shares (but not a fraction of a share) pursuant to the terms and conditions hereunder.

5.2               The Company agrees that the Warrant Shares to be purchased pursuant to this Warrant shall be deemed to be issued as of the close of business on the date on which this Warrant shall have been exercised. Such exercise shall be effected by the delivery of the Warrant, together with a duly executed copy of Exercise Notice in the form attached hereto as Exhibit I, to the Company, which includes notification to the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 5.3) or Exit Payment Set-Off (as defined in Section 5.4).

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5.3              Cashless Exercise.

(a)                Notwithstanding anything contained herein to the contrary, where the Exit Payment due to the Holder pursuant to Section 2.1 of the Exit Payments Agreement is US$1,350,000, the Holder may, in its sole discretion, exercise this Warrant and elect instead to receive upon such exercise the “Net Number” of Ordinary Shares determined according to the following formula (a “Cashless Exercise”):

Net Number = (A / C) – [(A/2) / B]

For purposes of the foregoing formula:

A =	US$2,700,000.

B =

the arithmetic average of the Weighted Average Prices of the Ordinary Shares for the ten (10) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice calculated based on the arithmetic average of the Weighted Average Prices of the American Depository Shares of the Company for the ten (10) consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice (the “Weighted Average Prices”).

C =	the Exercise Price then in effect at the time of such exercise.

(b)               Notwithstanding anything contained herein to the contrary, where the Exit Payment due to the Holder pursuant to Section 2.1 of the Exit Payments Agreement is US$0, the Holder may, in its sole discretion, exercise this Warrant, and elect instead to receive upon such exercise the “Net Number” of Ordinary Shares determined according to the following formula:

Net Number = (A / C) – (A / B)

For purposes of the foregoing formula:

A =	US$2,700,000

B =	the Weighted Average Prices.

C =	the Exercise Price then in effect at the time of such exercise.

5.4              Exit Payment Set-Off.

(a)                Prior to 14 December 2024, the Holder may, in its sole discretion, exercise this Warrant in whole (but not in part), by way of set off against the right to receive Exit Payment payable by the Company to the Holder under the Exit Payments Agreement.

(b)               On 14 December 2024 (or the next Business Day where 14 December 2024 is not a Business Day), the Holder may, in its sole discretion, exercise this Warrant in whole (but not in part), by way of set off against the Exit Payment payable by the Company to the Holder under the Exit Payments Agreement (“Exit Payment Set-Off”), where the Exit Payment to the Holder pursuant to Section 2.1 of the Exit Payments Agreement is US$2,700,000.

(c)                Notwithstanding anything else to the contrary contained herein or in the Exit Payment Agreement, upon the exercise of the Warrant, the Exit Payments Agreement shall immediately terminate with no further force and effect and for the avoidance of doubt, the Exit Payment shall be deemed to have been satisfied, and the Holder, the Company and the Founders shall be released from any and all claims, obligations and liabilities arising from or relating to the Exit Payments Agreement.

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5.5              Holding Period. For purposes of Rule 144(d) promulgated under the 1933 Act, as in effect on the date hereof, the Company hereby acknowledges and agrees that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the Closing Date.

6.	Actions to Be Taken by Company upon Exercise of Warrant.

No ink-original Exercise Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Notice form be required.  The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder.  On or before the first (1st) Trading Day following the date on which the Holder has delivered the applicable Exercise Notice, the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”).  On or before the earlier of (i) the second (2nd) Trading Day and (ii) the standard settlement period, expressed in a number of Trading Days, on the Company’s Principal Market with respect to the Ordinary Shares as in effect on the date of delivery of a certificate representing Shares or Warrants Shares, as the case may be, issued with a restrictive legend (the “Standard Settlement Period”), in each case following the date of delivery of the applicable Exercise Notice (the “Share Delivery Date”), the Company shall (X) if the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or the Warrant Shares cannot be credited to the Holder’s or its designee’s balance account with DTC for any reason, credit the Holder’s or its designee’s balance account with the Company’s Transfer Agent or issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise.  If there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, the Warrant Shares shall be issued free of restrictive legends and the Company shall cause its counsel to deliver an opinion to Transfer Agent in connection therewith. Upon delivery of the Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be.

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7.	Registration Rights

7.1              Demand Registration.

(a)                Grant of Right. The Company, upon written demand (a “Demand Notice”) of the Holder, agrees to register for twice, and only twice, on Form F-3 (if available) or Form F-1 (if Form F-3 is not available) all or any portion of the Warrant Shares (after the exercise of the Warrants) (collectively, the “Registrable Securities”). On such occasion, the Company will file a registration statement with the United States Securities and Exchange Commission (“Commission”) covering the Registrable Securities within sixty (60) days after receipt of a Demand Notice and use its reasonable best efforts to have the registration statement declared effective promptly thereafter, subject to compliance with review by the Commission; provided, however, that the Company shall not be required to comply with a Demand Notice if the Company has filed a registration statement with respect to which the Holder is entitled to piggyback registration rights pursuant to Section 7.2 hereof and either: (i) the Holder has elected to participate in the offering covered by such registration statement or (ii) if such registration statement relates to an underwritten primary offering of securities of the Company, until the offering covered by such registration statement has been withdrawn or until thirty (30) days after such offering is consummated. The Company covenants and agrees to give written notice of its receipt of any Demand Notice by any Holder(s) to all other registered Holders of the Warrants and/or the Registrable Securities within ten (10) days after the date of the receipt of any such Demand Notice.

(b)               Terms. The Company shall bear all fees and expenses attendant to the first-time registration of the Registrable Securities pursuant to Section 7.1(a), but the Holder shall pay or reimburse the Company promptly, all fees and expenses attendant to any subsequent registration of the Registrable Securities pursuant to Section 7.1(a). The Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holder to represent it in connection with the sale of the Registrable Securities. The Company agrees to use its best efforts to cause the filing required herein to become effective promptly and to qualify or register the Registrable Securities in such States as are reasonably requested by the Holder; provided, however, that in no event shall the Company be required to register the Registrable Securities in a State in which such registration would cause: (i) the Company to be obligated to register or license to do business in such State or submit to general service of process in such State or (ii) the principal shareholders of the Company to be obligated to escrow their shares of the Company. The Company shall cause any registration statement filed pursuant to the demand right granted under Section 7.1(a) to remain effective for a period of at least twelve (12) consecutive months after the date that the Holder of the Registrable Securities covered by such registration statement are first given the opportunity to sell all of such securities. The Holder shall only use the prospectuses provided by the Company to sell the Warrant Shares covered by such registration statement, and will immediately cease to use any prospectus furnished by the Company if the Company advises the Holder that such prospectus may no longer be used due to a material misstatement or omission.

7.2              “Piggy-Back” Registration.

(a)                Grant of Right. In addition to the demand right of registration described in Section 7.1 hereof, the Holder shall have the right to include the Registrable Securities as part of any other registration of securities filed by the Company (other than in connection with a transaction contemplated by Rule 145(a) promulgated under the Securities Act or pursuant to Form S-8 or any equivalent form); provided, however, that if, in connection with any offering involving an underwriting of the securities the Company, the managing underwriter(s) thereof shall, in its reasonable discretion, impose a limitation on the number of Ordinary Shares which may be included in the Registration Statement because, in such underwriter(s)’ judgment, marketing or other factors dictate such limitation is necessary to facilitate public distribution, then the Company shall be obligated to include in such Registration Statement only such limited portion of the Registrable Securities with respect to which the Holder requested inclusion hereunder as the underwriter shall reasonably permit. Any exclusion of Registrable Securities shall be made pro rata among the Holders seeking to include Registrable Securities in proportion to the number of Registrable Securities sought to be included by such Holders.

(b)               Terms. The Company shall bear all fees and expenses attendant to registering the Registrable Securities pursuant to Section 7.2(a) hereof, but the Holder shall pay any and all underwriting commissions and the expenses of any legal counsel selected by the Holder to represent such Holder in connection with the sale of the Registrable Securities. In the event of such a proposed registration, the Company shall furnish the then Holders of outstanding Registrable Securities with not less than fifteen (15) days written notice prior to the proposed date of filing of such registration statement. Such notice to the Holders shall continue to be given for each registration statement filed by the Company until such time as all of the Registrable Securities have been sold by the Holder. The holders of the Registrable Securities shall exercise the “piggy-back” rights provided for herein by giving written notice within five (5) days of the receipt of the Company’s notice of its intention to file a registration statement. There shall be no limit on the number of times the Holder may request registration under this Section 7.2.

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7.3              General Terms.

(a)                Indemnification. The Company shall indemnify the Holder(s) of the Registrable Securities to be sold pursuant to any registration statement hereunder against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, arising from any untrue or alleged untrue statement of a material fact contained in, or any omission of any material fact from, such registration statement. The Holder(s) of the Registrable Securities to be sold pursuant to such registration statement, and their successors and assigns, shall severally, and not jointly, indemnify the Company, against all loss, claim, damage, expense or liability (including all reasonable attorneys’ fees and other expenses reasonably incurred in investigating, preparing or defending against any claim whatsoever) to which they may become subject under the Securities Act, the Exchange Act or otherwise, arising from information furnished by or on behalf of such Holders, or their successors or assigns, in writing, for specific inclusion in such registration statement.

(b)               Exercise of Warrants. Nothing contained in this Warrant shall be construed as requiring the Holder(s) to exercise their Warrants prior to or after the initial filing of any registration statement or the effectiveness thereof.

(c)                Documents Delivered to Holders. The Company shall deliver promptly to each Holder participating in the offering reasonably requesting the correspondence and memoranda described below and to the managing underwriter, if any, copies of all material correspondence between the Commission and the Company, its counsel or auditors and all material memoranda relating to discussions with the Commission or its staff with respect to the registration statement and permit each Holder and underwriter to do such investigation, upon reasonable advance notice, with respect to information contained in or omitted from the registration statement as it deems reasonably necessary to comply with applicable securities laws. Such investigation shall include access to books, records and properties and opportunities to discuss the business of the Company with its officers and independent auditors, all to such reasonable extent and at such reasonable times as any such Holder shall reasonably request.

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(d)               Documents to be Delivered by Holder(s). Each of the Holder(s) participating in any of the foregoing offerings shall furnish to the Company information that the Company may reasonably request.

(e)                Remedies. Should the registration or the effectiveness thereof required by Sections 7.1 or 7.2 hereof be materially delayed by the Company or the Company otherwise fails to comply with such provisions in material aspects, the Holder(s) shall, in addition to any other legal or other relief available to the Holder(s), be entitled to obtain specific performance or other equitable (including injunctive) relief against the breach of such provisions or the continuation of any such breach, without the necessity of proving actual damages.

8.	Adjustment of Exercise Price and Number of Shares.

The number of Ordinary Shares (or any shares or other securities at the time issuable upon exercise of this Warrant) purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

8.1              Adjustment for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be (i) subdivided (by share dividend, share split, subdivision or otherwise), into a greater number of Ordinary Shares; or (ii) shall be combined or consolidated, by reclassification or otherwise into a lesser number of Ordinary shares, the Exercise Price of this Warrant and the number of Warrant Shares issuable upon exercise of this Warrant (or any shares or other securities at the time issuable upon exercise of this Warrant) then in effect shall, concurrently with the effectiveness of such subdivision or combination, be proportionately increased or decreased. Any adjustment under this Section 8.1 shall become effective at the close of business on the date the dividend of shares, division or combination of shares, or other similar event becomes effective.

8.2              Adjustment for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holder of this Warrant, upon exercise of this Warrant at any time after the consummation, effective date or record date of such event, shall receive, in addition to the Warrant Shares issuable upon such exercise, the amount of securities or such other assets of the Company to which the holder of this Warrant would have been entitled (or a reasonable substitute therefor) upon such effective date or record date had the holder of this Warrant exercised this Warrant immediately prior thereto, subject to all other adjustment called for during such period hereunder and under the Restated Articles and provided that each share issued pursuant to exercise of this Warrant is issued for a consideration not less than the par value of such share.

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8.3              Adjustment for Merger and Consolidation. If the Company is consolidated, merged or amalgamated with or into another person or entity, then and in each such event and in each such case, the holder of this Warrant, upon the exercise of this Warrant, at any time after the consummation of such event, shall be entitled to receive, in lieu of the shares or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the shares or other securities or property to which the holder of this Warrant would have been entitled upon the consummation of such event had the holder of this Warrant exercised this Warrant immediately prior thereto (all subject to further adjustment as provided herein), and the successor or purchasing entity in such event (if other than the Company) shall duly execute and deliver to the holder of this Warrant a supplement hereto acknowledging such entity’s obligations under this Warrant; and, in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holder of this Warrant to the extent that the provisions set forth herein (including provisions with respect to changes in and other adjustments of the number of Warrant Shares the holder of this Warrant is entitled to purchase) shall thereafter be applicable, as nearly as possible, in relation to other securities or other property thereafter deliverable upon the exercise of this Warrant.

8.4              Notice of Adjustments. The Company shall promptly give the holder of this Warrant written notice of each adjustment or readjustment of the Exercise Price or the number of Warrant Shares or other securities issuable upon exercise of this Warrant. The notice shall describe the adjustment or readjustment and show in reasonable detail the facts on which the adjustment or readjustment is based.

9.	Payment of Fees and Expenses.

9.1              Save as set out in Section 9.2, the Company and the Holder shall each pay its own costs of collection when incurred and other expenses related to the Warrant, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

10.	Transfers of Warrant.

This Warrant and all rights hereunder are not transferable or assignable in whole or in part by the holder of this Warrant except to any of its affiliates, and such transferee shall become party, as a “Holder” hereunder. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices. In the event of a partial transfer, the Company shall issue to the transferor and the transferee new Warrants of like tenor and date for the applicable number of Warrant Shares. Notwithstanding anything to the contrary in this Warrant, any transfer or assignment of this Warrant shall be prohibited if the proposed transferee or assignee is a competitor of the Company, or if the proposed transfer or assignment would or would be reasonably expected to contravene any applicable laws, rules or regulations.

11.	Loss or Mutilation.

Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company, at the expense of the Holder, shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

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12.	Successors and Assigns.

Subject to the terms hereunder, this Warrant shall be binding upon and inure to the benefit of the Company, the Holder and their successors and assigns.

13.	Amendments and Waivers.

Any term of this Warrant may be amended and the observance of any term of this Warrant may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holder.

14.	Notices.

Each notice, demand or other communication given or made under this Warrant shall be in writing in English and delivered or sent to the relevant party at its address, fax number or email address set out below (or such other address, fax number or email address as the addressee has by five days' prior written notice specified to the other parties). Any notice, demand or other communication given or made by letter between countries shall be delivered by air mail. Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered, (a) if delivered in person or by messenger, when proof of delivery is obtained by the delivering party; (b) if sent by post within the same country, on the third day following posting, and if sent by post to another country, on the seventh day following posting; (c) if given or made by fax, upon dispatch and the receipt of a transmission report confirming dispatch; and (d) if given or made by email, at the time of transmission. The initial address, email address and facsimile for each party for the purposes of this Warrant are:

if to Holder:

c/o ADV Partners Management Pte Ltd
Address: 5 Shenton Way, #13-03 UIC Building, Singapore 068808
Fax: +65 6235 0325
Attn: ADV Operations (Project Cixi)
Email: operations@advpartners.com

if to the Company:

Address: Room 1202, Building B, Zhihui Guangchang, 4068 Qiaoxiang Road, Nanshan District, Shenzhen, Guangdong Province, P.R.C. 518053
Telephone: +86 13928620496
Attn: Toby Guanhua Wu
Email : toby@pengai.com.cn

When computing any time period in this Warrant, the following rules shall apply: (a) the day marking the commencement of the time period shall be excluded but the day of the deadline or expiry of the time period shall be included; and (b) any day that is not a Business Day shall be included in the calculation of the time period (unless the relevant time period is stated to include only Business Days); however, if the day of the deadline or expiry of the time period falls on a day which is not a Business Day, the deadline or time period shall be extended to the next following Business Day.

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15.	Attorneys’ Fees.

If any action of law or equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reimbursement of its reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which it may be entitled.

16.	Governing Law.

This Warrant and the legal relations among the parties shall be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without regard to its conflict of laws rules.

17.	Dispute Resolution.

Any dispute, controversy or claim arising out of or relating to this Warrant, or the breach, termination or invalidity thereof shall be settled by arbitration in Hong Kong with the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the time of arbitration (“HKIAC Rules”). The arbitration shall be conducted in Hong Kong, and the language of the arbitration shall be English. For the arbitration tribunal, there shall be three (3) arbitrators appointed in accordance with the HKIAC Rules. The appointment of the third arbitrator shall be agreed by the claimant and the respondent. If they fail to reach such an agreement within thirty (30) days after the appointment of the first member of the arbitration tribunal, the HKIAC shall appoint the third arbitrator. Judgment upon any award rendered in such arbitration will be final and binding upon the parties thereto and may be enforced in any court having jurisdiction thereof.

18.	No Presumption.

The parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Warrant against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Warrant, no presumption or burden of proof or persuasion will be implied because this Warrant was prepared by or at the request of any party or its counsel.

19.	Counterparts.

This Warrant may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all parties will constitute effective and binding execution and delivery of this Warrant.

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20.	Certain Definitions. For purposes of this Warrant, the following terms shall have the following meanings:

(a)       “1933 Act” means the Securities Act of 1933, as amended.

(b)       “Principal Market” means The Nasdaq Global Market.

(c)        “Trading Day” means any day on which the Ordinary Shares are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Ordinary Shares on such day, then on the principal securities exchange or securities market on which the Ordinary Shares are then traded.

(d)       “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg Financial Markets through its “Volume at Price” function.

[SIGNATURES ON FOLLOWING PAGES]

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IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

Company

Aesthetic Medical International Holdings Group Limited

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date first written above.

ACCEPTED AND AGREED BY:

Peak Asia Investment Holdings V Limited

By:
Name:
Title:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

EXHIBIT I

FORM OF EXERCISE NOTICE

To:          Aesthetic Medical International Holdings Group Limited

The undersigned hereby elects to purchase                       ordinary shares of Aesthetic Medical International Holdings Group Limited (“Company”), pursuant to the terms of the attached Warrant (the “Warrant”).

The undersigned notifies the Company that payment of the Exercise Price shall be made as:

[a Cashless Exercise] with respect to [•] Warrant Shares [in accordance with Section 5.3 of the Warrant]

[an Exit Payment Set Off] with respect to [•] Warrant Shares [in accordance with Section 5.4 of the Warrant]

Please issue the Ordinary Shares into which the Warrant is being exercised to the Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

Address:
Telephone Number:
Facsimile Number:

☐ Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:

DTC Number:

Account Number:

Exhibit I

HOLDER:

By:

Address:

Date:

SIGNATURE PAGE TO WARRANT TO PURCHASE ORDINARY SHARES

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs the Company to issue the above indicated number of shares of Ordinary Shares in accordance with the Transfer Agent Instructions dated [•], 2022 from the Company and acknowledged and agreed to by [•]

Aesthetic Medical International Holdings Group Limited

By:

Name:

Title:

Exhibit I